Putnam Income Fund, April 30, 2011, semiannual report

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:


72DD1 		Class A		   $23,398
		Class B		     1,028
		Class C		     4,151

72DD2		Class M		    $6,158
		Class R		       115
		Class Y		     3,120

73A1		Class A		     $0.194
		Class B		     0.170
		Class C		     0.170

73A2		Class M		     $0.188
		Class R		     0.188
		Class Y		     0.200

74U1		Class A		  118,739
		Class B		    5,679
		Class C		   23,714

74U2		Class M		   29,948
		Class R		      658
		Class Y		   15,167

74V1		Class A		     $6.90
		Class B		     6.84
		Class C		     6.86

74V2		Class M		     $6.77
		Class R		     6.86
		Class Y		     6.97



Item 61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semimonthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.


Item 85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.